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                                                                   EXHIBIT 10.34

                      VENTURI TECHNOLOGY ENTERPRISES, INC.
                             1327 North State Street
                                Orem, Utah 84057


                                  July 29, 1998


Mr. Bob L. Allen
3700 Sheridan
Fort Worth, Texas 76117

         Re:      Proposed Acquisition of Duct Cleaning Business of Bob L. Allen

Dear Mr. Allen:

                  This letter is to set forth the terms of our proposed acquisition of all of the tangible and intangible assets of the duct cleaning business you presently conduct in the Fort Worth, Texas area under your own name and under the names Clean Aire International and Video Aire International (the "Assets"). If the terms of this letter are acceptable, please sign a copy of this letter and return it to us. We will then have our attorney prepare an Asset Purchase Agreement (the "Agreement") between Venturi Technology Enterprises, Inc., a Nevada corporation, as the buyer ("Venturi") and Bob L. Allen as the seller ("Seller").

                  Venturi hereby offers to purchase all of the Assets on the following terms and conditions:

         1. Purchase Price. The Purchased Price for the Assets shall include both Venturi common stock and cash, payable as follows:

                           (a) At the Closing (defined as the date the consideration is paid and ownership of the assets is transferred to Venturi), Venturi will issue to Seller a total of Ninety Six Thousand (96,000) shares of its common stock, 0.001 par value in exchange for all of the Assets. The shares of stock to be issued to Seller shall be restricted stock, and the ability of Seller to resell such stock shall be limited both by applicable securities laws and by certain "leak- out" provisions imposed by Venturi.

                           (b) At the Closing, Venturi shall deposit in an escrow account $240,000 cash. The escrow agent shall be instructed to pay the $240,000 cash to Seller upon the expiration of a 90 day rescission period to be specified in the Asset Purchase Agreement, provided that the Agreement has not been rescinded as of that date, and to pay the $240,000 cash to Venturi upon the expiration of the 90
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Mr. Bob L. Allen
July 29, 1998
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                                    day rescission period provided for in the
                                    Asset Purchase Agreement if the Agreement is rescinded by either party. Any interest earned on the funds deposited in the escrow account shall be paid to Venturi.

                           (c)      Venturi shall pay to the Seller, as
                                    additional consideration for this Agreement, the cash sum of $360,000 upon the occurrence of both of the following events, which events may occur in either order and at different times: i) the closing of an underwritten secondary public offering of Venturi common stock, and ii) the sale of at least 25 video duct cleaning units by Venturi per month for two consecutive months.

         2. Patent License. Seller shall grant to Venturi an exclusive license to Seller's Patent No. 5,735,016 on a duct cleaning apparatus. The patent license will be for a term of ten years, renewable for another ten years, and will provide for a royalty of the greater of $75 per duct cleaning machine sold or $750 per month. The patent license will contain a provision that the Patent will be assigned outright to Venturi in exchange for 64,000 shares of Venturi common stock, at Venturi's option, at such time as Venturi becomes profitable.

         3. Representations, Warranties and Conditions. The Agreement will contain usual and customary representations, warranties, covenants, and other agreements on behalf of Seller and the Closing will be subject to usual and customary conditions, including:

                  A. obtaining of necessary consents or approvals of governmental bodies, lenders, lessors, or other third parties;

                  B. absence of pending or threatened litigation regarding the Assets, the Liabilities or the Agreement;

                  C. satisfactory completion of Venturi's due diligence investigation;

                  D. delivery of customary legal opinions, closing certificates and other documentation.

         4. Assumption of Liabilities. Venturi will not assume any of the debts, liabilities or obligations of Seller except as specifically set forth in an Assumption of Liabilities Agreement that may be executed at the time of Closing, and Seller shall indemnify Venturi and hold Venturi harmless with respect to any such unassumed liabilities.
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Mr. Bob L. Allen
July 29, 1998
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         5.       Employment Agreement. Venturi's obligation to close shall be conditioned on, among other things, Seller entering into an employment agreement with Venturi upon terms satisfactory to Venturi, including a base salary of Six Thousand Dollars ($6,000.00) per month.

         5. Noncompetition Agreement. Venturi's obligation to close shall be conditioned on, among other things, Seller entering into a noncompetition agreement with Venturi on terms satisfactory to Venturi.

         6. Closing Date. The closing will take place as soon as the conditions set forth herein are satisfied and as soon as final documents can be prepared, but in any event no later than July 15, 1998.

         If the offer contained in this letter is acceptable to Seller, please sign and return to Venturi a copy of this letter. Unless signed by you and returned to Venturi by the end of the day on July 1, 1998, the offer set forth herein shall be automatically revoked and shall become null and void.

                                            Sincerely,
                                            VENTURI TECHNOLOGY ENTERPRISES, INC.



                                            By:
                                               --------------------------------
                                                     John Hopkins
                                                     President


AGREED AND ACCEPTED:



----------------------------------
Bob L. Allen

Date: